Exhibit 4.1

EXECUTION COPY

UNISYS CORPORATION

ISSUER

HSBC BANK USA, NATIONAL ASSOCIATION

TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 11, 2007

To

INDENTURE

Dated as of March 1, 2003

12.5% SENIOR NOTES DUE 2016

i

ii

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

iii

FIRST SUPPLEMENTAL INDENTURE dated as of December 11, 2007 (this “First Supplemental Indenture”) between Unisys Corporation, a Delaware corporation, and HSBC Bank USA, National Association, as trustee.

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 2003 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture and any other supplemental indenture applicable to the Notes (as defined below), the “Indenture”), between the Company and the Trustee, providing for the issuance from time to time of one or more series of the Company’s securities.

WHEREAS, the Company desires and has requested the Trustee, pursuant to Section 8.1 of the Base Indenture, to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Base Indenture and to replace, where necessary, covenants in the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes.

WHEREAS, Section 8.1 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders (as defined in the Base Indenture) to establish the form or terms of Securities of any series as permitted by Article 2 of the Base Indenture.

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by a Board Resolution (as defined in the Base Indenture) of the Company.

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of Holders (as defined herein) of the 12.5% Senior Notes due 2016 (the “Notes”):

ARTICLE 1

DEFINITIONS AND

INCORPORATION BY REFERENCE

Section 1.01 Definitions.

Capitalized terms used in this First Supplemental Indenture shall have the meanings set forth below, and with respect to the Notes, the definitions of “Board of Directors,” “Corporate Trust Office,” “Event of Default,” “Holder,” “Person” and “Subsidiary” in the Base Indenture are hereby deleted in their entirety and restated below.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meaning ascribed to them in the Base Indenture.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding any of the foregoing to the contrary, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price set forth in the table in Section 3.08(d) of this First Supplemental Indenture of the Note at January 15, 2012 plus (ii) all required interest payments due on the Note through January 15, 2012, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.11 and/or Section 5.02 of this First Supplemental Indenture and not by Section 4.07 of this First Supplemental Indenture; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; provided that the issuance of preferred stock by any of the Company’s Restricted Subsidiaries will be governed by the provisions of Section 4.06 of this First Supplemental Indenture and not by the provisions of Section 4.07 of this First Supplemental Indenture.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(3) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(4) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(5) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(6) the sale or lease of products, services, accounts receivable or notes receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) sales or transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein);

(9) a Restricted Payment that does not violate Section 4.04 of this First Supplemental Indenture or a Permitted Investment;

(10) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(11) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(12) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date;

(13) foreclosures on assets;

(14) an Asset Swap effected in compliance with Section 4.07 of this First Supplemental Indenture;

(15) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(16) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business; and

(17) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Asset Swap” means a substantially concurrent purchase and sale or exchange of assets that are used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 4.07 of this First Supplemental Indenture.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning assigned to that term in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Euros, any national currency of any participating member state of the economic and monetary union as contemplated in the Treaty on European Union, Australian dollars, Brazilian Reals, Indian Rupees, South Africa Rand, Swiss Francs and British Pounds, or other local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within two years after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Company” means the Unisys Corporation, a Delaware corporation, and any and all successors thereto.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(4) Prior Restructuring Charges of such Person and its Restricted Subsidiaries,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such specified Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, and the interest component of any deferred payment obligations; plus

(2) any interest on Indebtedness of another Person that is guaranteed by such specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus

(3) the product of (a) all cash dividends paid on any series of preferred stock of such specified Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator is one minus the then current combined federal, state and local statutory tax rate of such specified Person, expressed as a decimal, in each case, determined on a consolidated basis calculated in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to the Company and its Restricted Subsidiaries, as at any date of determination, the ratio of Consolidated Total Indebtedness as at such date to Consolidated EBITDA for the most recent four consecutive fiscal quarters for which financial statements of the Company are available.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all gains and losses realized in connection with the disposal, abandonment or discontinuation of operations, asset dispositions or abandonment or the disposition of securities other than in the ordinary course of business, together with any related provision for taxes on any such gain or loss, will be excluded;

(2) the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded except that (a) the Company’s equity in the net income of any such Person for such period will be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(3) any extraordinary, unusual or non-recurring loss, charges or expenses (whether cash or non-cash) caused by or attributable to any acquisition will be excluded; provided that such charges or expenses are incurred within twelve months of such acquisition;

(4) all non-cash charges and expenses, and no more than $150.0 million in the aggregate of cash charges and expenses, in each case, caused by or attributable to any restructuring, severance, relocation costs, consolidation and closing costs, integration costs, business optimization costs, transition costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, will be excluded;

(5) the net income or loss of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that (a) the net income of any such Restricted Subsidiary for such period will be included in Consolidated Net Income up to the aggregate amount that could have been distributed by such Restricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (b) up to an aggregate of $25.0 million of net income of all such Restricted Subsidiaries in any twelve-month period will be included;

(6) the cumulative effect of a change in accounting principles will be excluded;

(7) charges related to equity compensation (including 401(k) matching, restricted stock units, options and stock appreciation rights) will be excluded;

(8) effects of adjustments resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, will be excluded;

(9) any non-cash impairment charge or non-cash asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP will be excluded;

(10) any fees, expenses and charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition or disposition, Investment, Asset Sale, recapitalization, issuance or repayment of Indebtedness permitted to be incurred by this First Supplemental Indenture, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes and the Credit Facilities and, in each case, will be excluded; and

(11) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption will be excluded.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP, after giving effect to any incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Corporate Trust Office” will be at 452 Fifth Avenue, New York, NY 10018-2706 or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of May 31, 2006, by and among the Company, the foreign subsidiaries party thereto, Citibank, N.A., as administrative agent, and the lenders party thereto, providing for up to $275.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.06 of this First Supplemental Indenture or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.06 of this First Supplemental Indenture or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes, initially DTC and any and all successors thereto.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale (each defined in a substantially identical manner to the corresponding definitions in this First Supplemental Indenture) will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this First Supplemental Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private issuance or sale of either (1) Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the fair market value that would be paid by a willing buyer to an unaffiliated willing seller (unless otherwise provided herein).

“Foreign Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 65% of the gross book value of all inventory owned by Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend required pursuant to Section 2.4 of the Base Indenture, which is required to be placed on all Global Notes issued under this First Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes substantially in the form of Exhibit A hereto issued in accordance with Section 2.01(a) of this First Supplemental Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this First Supplemental Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this First Supplemental Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

“Ineligible Indebtedness” means any Indebtedness other than Indebtedness that is:

(1) secured by a Lien;

(2) permitted to be incurred by clauses (1), (4), (6)-(8), (10)-(12), (13) (provided that any such incurrence pursuant to clause (13) shall be limited to $50.0 million in aggregate principal amount at any one time outstanding) or (14)-(20) of Section 4.06(b) of this First Supplemental Indenture or any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness permitted pursuant to this clause; or

(3) taken together with all other Ineligible Indebtedness, other than Ineligible Indebtedness contemplated by clauses (1) or (2) above, that is at such time outstanding, less than $25.0 million in the aggregate.

“Interest Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase, or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Interest Coverage Ratio, the Consolidated Leverage Ratio and the Secured Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries is acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company, and which may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such acquisition which is being given pro forma effect; provided that such cost savings and operating expense reductions have been realized or are expected to be realized within 12 months of the date of such acquisition) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date at least as long as the Indebtedness to which it applies or in excess of 12 months).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the

Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.04(c) of this First Supplemental Indenture. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.04(c) of this First Supplemental Indenture. Except as otherwise provided in this First Supplemental Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 11, 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maximum Credit Facilities Cap” means, as of any date of determination, an amount equal to the maximum principal amount of Secured Indebtedness that would not have caused the Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to exceed 3.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness), as if such Indebtedness had been incurred at the beginning of such four-quarter period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this First Supplemental Indenture and the Notes, executed pursuant to the provisions of this First Supplemental Indenture.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Paying Agent” means any Person authorized by the Company to pay the principal of or any premium or interest on any Notes on behalf of the Company.

“Permitted Business” means any of the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07 of this First Supplemental Indenture.

(5) any acquisition of Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received (A) in compromise or resolution of obligations of creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any creditor or customer; (B) in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or (C) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to, or Guarantees of Indebtedness of, employees, officers or directors made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate amount not in excess of $15.0 million with respect to all loans, advances or Guarantees made since the Issue Date;

(9) repurchases of the Notes;

(10)(a) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (b) any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such Investment pursuant to clause (b) is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and (c) any other Investment relating to a Receivables Subsidiary that, in the good faith determination of the Company, is necessary or advisable to effect a Receivables Facility;

(11) Investments in joint ventures and other business entities (in each case that are not Subsidiaries of the Company) that are engaged in a Permitted Business, in an aggregate amount (with the amount of each such Investment measured on the date it was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $100.0 million at any one time outstanding or (b) 2.5% of the consolidated total assets of the Company and its Restricted Subsidiaries (measured at the time each such Investment is made);

(12) Investments existing on the Issue Date;

(13) guarantees of Indebtedness permitted under Section 4.06 of this First Supplemental Indenture;

(14) an Asset Swap effected in compliance with Section 4.07 of this First Supplemental Indenture;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(16) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries; and

(17) other Investments in any Person having an aggregate Fair Market Value (with the Fair Market Value of each such Investment measured on the date it was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (a) $175.0 million and (b) 5% of the consolidated total assets of the Company and its Restricted Subsidiaries (measured at the time each such Investment is made).

“Permitted Liens” means:

(1) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness and other Obligations in an aggregate principal amount that, when taken together with all other Obligations secured by Liens pursuant to this clause (1), do not to exceed the amount of Indebtedness permitted to be incurred under clause (1) of Section 4.06(b) of this First Supplemental Indenture;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or a Restricted Subsidiary of the Company;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) Liens, pledges or deposits to secure the performance of public or statutory obligations, performance, bid, appeal, surety or customs bonds, to secure the payment of rent or under worker’s compensation or unemployment laws or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred by clause (4) of Section 4.06(b) of this First Supplemental Indenture covering only the assets acquired with or financed by such Indebtedness;

(7) Liens on assets of any Foreign Subsidiary to secure Indebtedness or other Obligations permitted to be incurred by clause (12) of Section 4.06(b) of this First Supplemental Indenture;

(8) Liens on assets of the Company or any Restricted Subsidiary to secure Indebtedness or other Obligations permitted to be incurred by clause (20) of Section 4.06(b) of this First Supplemental Indenture;

(9) Liens existing on the date of this First Supplemental Indenture;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this First Supplemental Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15) Liens on assets of the Company or any Subsidiary (including a Receivables Subsidiary) incurred in connection with a Qualified Receivables Transaction;

(16) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this First Supplemental Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(17) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(18) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(19) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiary in the ordinary course of business;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.02(a)(7) of this First Supplemental Indenture so long as such liens are adequately bonded;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.06 of this First Supplemental Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens that are contractual rights of set-off relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries;

(26) Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the Credit Agreement or any Affiliate of such a lender, in each case in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(27) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28) Liens, pledges or deposits to secure the performance of any contracts for production, research or development with or for the U.S. government or any department or agency thereof, directly or indirectly, providing for advance, partial or progress payments on such contracts and for a Lien upon money advanced or paid pursuant to such contracts, or upon any material, equipment, tools, machinery, land, buildings or supplies in connection with the performance of such contracts to secure such payments to, or Indebtedness owing to, the U.S. government; and

(29) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations in an aggregate amount that, when taken together with all other obligations secured by Liens pursuant to this clause (29), do not exceed $25.0 million.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness, Disqualified Stock or preferred stock); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock, if applicable, being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)(a) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) if Disqualified Stock or preferred stock is being renewed, refunded, refinanced or replaced, such Permitted Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(4) such Indebtedness shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Company that refinances Indebtedness, Disqualified Stock or preferred stock of the Company unless such Subsidiary was the obligor on the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation costs, consolidation and closing costs, integration costs, business optimization costs, transition costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans incurred prior to October 1, 2007.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Receivables Facility” means that certain Second Amended and Restated Receivables Purchase Agreement dated as of February 26, 2004 (as such may be amended from time to time) by and among Unisys Funding Corporation I, as the seller, CHARTA, LLC, as the investor, Citibank, N.A., General Electric Capital Corporation, as the banks, Citicorp North America, Inc., as the agent, the Company, as servicer and an originator, and Unisys Item Processing Services L.L.C., as an originator, providing for up to $300.0 million of financings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time whether by the same or any other agent(s) or lender(s) or Restricted Subsidiaries as additional servicers or originators thereunder.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.

“Registrar,” with respect to the Notes, means initially the Trustee.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Group and any successor to its rating agency business.

“Secured Indebtedness” means, with respect to any Person, at any date of determination, the aggregate principal amount of Indebtedness of such Person that is secured by a Lien at such date (other than (i) any Indebtedness of such Person that is secured by a Lien that is subordinated in right of payment to a Lien securing the Notes, (ii) any Indebtedness of any Guarantor that is secured by a Lien that is subordinated in right of payment to a Lien securing the Note Guarantee of such Guarantor, (iii) any Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to clauses (4), (12) or (20) of Section 4.06(b) of this First Supplemental Indenture and (iv) any Indebtedness secured by a Lien permitted by clause (29) of the definition of Permitted Liens), as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of the principal amount of Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, to the Consolidated EBITDA of the Company with respect to the most recently ended four fiscal quarters through such date. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Secured Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four fiscal quarter period.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or membership or other equity interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership a general partner or managing general partner of which is such Person or a Subsidiary of such Person.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2012; provided, however, that if the period from the redemption date to January 15, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means HSBC Bank USA, National Association (as successor to HSBC Bank USA) until a successor replaces it in accordance with the applicable provisions of the Indenture, and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means (A) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors or (B) any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.08 of this First Supplemental Indenture is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.08(a)
“Asset Sale Offer”	3.10
“Change of Control Offer”	4.11(a)
“Change of Control Payment”	4.11(a)
“Change of Control Payment Date”	4.11(a)
“Covenant Defeasance”	7.04
“Event of Default”	6.02
“Excess Proceeds”	4.07(e)
“incur”	4.06(a)
“Legal Defeasance”	7.03(a)
“Offer Amount”	3.10
“Offer Period”	3.10
“Permitted Debt”	4.06(b)
“Payment Default”	6.02(a)
“Purchase Date”	3.10
“Restricted Payments”	4.04(a)

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this First Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this First Supplemental Indenture.

The following Trust Indenture Act terms used in this First Supplemental Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this First Supplemental Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this First Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” shall be interpreted to express a command;

(6)	provisions apply to successive events and transactions; and

(7)	references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

Section 1.05 Relationship With Base Indenture.

Unless otherwise stated, the terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in this First Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) The Notes shall initially be issued in registered global form without interest coupons. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon). The Notes may have such other notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall furnish any such other notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note shall govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

(c) Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.8 of the Base Indenture.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Base Indenture

Article 12 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Article 12 in the Base Indenture shall instead be deemed to refer to Article 3 of this First Supplemental Indenture.

Section 3.02 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.08 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this First Supplemental Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.03 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

(b) No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this First Supplemental Indenture. Notices of redemption shall not be conditional.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

(d) In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(e) The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this First Supplemental Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.04 Notice of Redemption.

(a) Subject to the provisions of Section 3.10 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this First Supplemental Indenture pursuant to Articles 7 or 9 hereof.

(b) The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this First Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c) At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.04(b) of this First Supplemental Indenture.

Section 3.05 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.04 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.06 Deposit of Redemption or Purchase Price.

(a) One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued and unpaid interest (if any) on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest (if any) on, all Notes to be redeemed or purchased.

(b) If the Company complies with Section 3.06(a) of this First Supplemental Indenture, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.06(a) of this First Supplemental Indenture, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.07 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.08 Optional Redemption.

(a) At any time prior to January 15, 2011, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this First Supplemental Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 112.5% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings; provided that:

(1) at least 50% of the aggregate principal amount of Notes originally issued under this First Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b) At any time prior to January 15, 2012, the Company may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to Subsections (a) and (b) of this Section 3.08, the Notes will not be redeemable at the Company’s option prior to January 15, 2012.

(d) On or after January 15, 2012, the Company may on one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	106.250%
2013	103.125%
2014 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Section 3.02 through 3.07 hereof.

The Company may also redeem all or a part of the Notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount of Notes redeemed, and accrued and unpaid interest, if any, to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Section 3.09 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.07 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this First Supplemental Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this First Supplemental Indenture.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.07 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.02 through 3.07 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Base Indenture

Section 3.6 and Section 3.7 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 3.6 or Section 3.7 in the Base Indenture shall instead be deemed to refer to Article 3 of the Base Indenture and Article 4 of this First Supplemental Indenture, taken together.

Section 4.02 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. Notwithstanding the foregoing, the availability of the reports referred to in clauses (1) and (2) above on the SEC’s Electronic Data Gathering and Retrieval service and the Company’s website within the time periods specified in the rules and regulations applicable to such reports will be deemed to satisfy its delivery obligation.

(b) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in

Section 4.02(a) of this First Supplemental Indenture with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.02(a) of this First Supplemental Indenture on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(c) In addition, the Company agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by Section 4.02(a) of this First Supplemental Indenture, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.03 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this First Supplemental Indenture; and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.04 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is contractually subordinated to the Notes or any Note Guarantee in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(5) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(6) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 4.06 of this First Supplemental Indenture; and

(7) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2)-(6) and (8)-(13) of Section 4.04(b) of this First Supplemental Indenture), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since the Issue Date as a contribution to its equity capital or from the issue or sale of Qualifying Equity Interests of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Company (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(c) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received from the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Company or its Restricted Subsidiaries when made, in each case after the Issue Date; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(e) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received from the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or of any dividends or distributions received by the Company after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) Section 4.04(a) of this First Supplemental Indenture will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this First Supplemental Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be Qualifying Equity Interests for purposes of clause (7)(b) of Section 4.04(a) of this First Supplemental Indenture;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Indebtedness that is permitted to be incurred pursuant to Section 4.06 of this First Supplemental Indenture and constitutes Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries (or any permitted transferees of such persons) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, or other management or employee benefit plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided, further, that the Company may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchase, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $10.0 million in any twelve-month period; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3), plus the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less the amount of any Restricted Payments previously made with the cash proceeds described in this proviso of this clause (4);

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company issued on or after the Issue Date or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with Section 4.06 of this First Supplemental Indenture;

(7) the declaration and payment of quarterly dividends to holders of common Equity Interests of the Company in an aggregate amount not to exceed $100.0 million in any twelve-month period; provided that no Restricted Payment may be made in respect of this clause (7) if the Company’s Consolidated Leverage Ratio exceeds 3.0 to 1.0 at the time of such declaration or payment;

(8) the making of cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $10.0 million since the Issue Date;

(9) the repayment of intercompany debt, the incurrence of which was permitted pursuant to Section 4.06 of this First Supplemental Indenture;

(10) satisfaction of change of control obligations on subordinated obligations; provided that the Company concurrently fulfills its obligations relating to a Change of Control under this First Supplemental Indenture;

(11) payments made in satisfaction of an Asset Sale Offer with respect to subordinated obligations; provided that the Company concurrently fulfills its obligations relating to such Asset Sale under this First Supplemental Indenture;

(12) distributions or payments of commissions, discounts and other fees and charges incurred in connection with any Qualified Receivables Transaction; and

(13) other Restricted Payments in an aggregate amount not to exceed $200.0 million since the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment under clauses (7) or (13) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities in excess of $25.0 million (other than cash or Cash Equivalents) that are required to be valued by this Section 4.04 will be determined by the Board of Directors of the Company.

Section 4.05 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments;

(2) this First Supplemental Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any agreement or instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into or created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this First Supplemental Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.05(a) of this Supplemental Indenture;

(7) any agreement for the sale or other disposition of assets that contains customary restrictions pending its sale or other disposition, including restrictions on distributions by a Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under this First Supplemental Indenture that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any agreement or instrument governing Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.06 of this First Supplemental Indenture;

(13) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (1), (4), (6) or (12) of this Section 4.05(b) or this clause (13); provided, however, that the encumbrances and restrictions contained in any such agreement or instrument are not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in such agreements referred to in clauses (1), (4), (6) or (12) of this Section 4.05(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(14) any organizational document or any agreement or arrangement relating to any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary;

(15) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(16) any agreement or arrangement evidencing Indebtedness or other obligations in an aggregate amount not to exceed $25.0 million at any time outstanding.

Section 4.06 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.06(a) of this Supplemental Indenture will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $600.0 million and (b) the Maximum Credit Facilities Cap as of the date of such incurrence;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the Notes to be issued on the Issue Date and the incurrence by any Guarantors of Note Guarantees pursuant to Section 4.12 of this First Supplemental Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $100.0 million and (b) 2.5% of the consolidated total assets of the Company and its Restricted Subsidiaries (measured at the time of such incurrence);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay accrued interest, fees and expenses, including premiums, incurred in connection therewith (other than intercompany Indebtedness, Disqualified Stock or preferred stock) that was permitted by this First Supplemental Indenture to be incurred under Section 4.06(a) of this First Supplemental Indenture or clauses (2)-(5), (12), (13) or (20) of this Section 4.06(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or such Guarantor’s Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.06; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the guarantee must be subordinated or pari passu, as applicable, to such Notes and/or such Note Guarantees, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal, surety and customs bonds, completion guarantees and similar obligations in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (a) $200.0 million and (b) the Foreign Borrowing Base as of the date of such incurrence (or, in each case, the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(13) Indebtedness or preferred stock of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by the Company); provided that either (a) the aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), does not exceed $50.0 million or (b) at the time such Restricted Subsidiary is acquired, the Company (i) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 4.06(a) of this First Supplemental Indenture or (ii) would have had an Interest Coverage Ratio greater than the Interest Coverage Ratio for the Company immediately prior to such transaction;

(14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any of its other Restricted Subsidiaries or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any of its Subsidiaries, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(15) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(16) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries (or any permitted transferees of such persons), in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in clause (4) of Section 4.04(b) of this First Supplemental Indenture;

(17) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(18) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(19) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(20) the incurrence or issuance by the Company or any Restricted Subsidiary of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or amount, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (a) $250.0 million and (b) 5% of the consolidated total assets of the Company and its Restricted Subsidiaries (measured at the time of such incurrence).

(c) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d) For purposes of determining compliance with this Section 4.06:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) of Section 4.06(b) or is entitled to be incurred pursuant to Section 4.06(a) of this Supplemental Indenture, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.06;

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.06(a) and (b) of this First Supplemental Indenture;

(3) Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under this First Supplemental Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of Section 4.06(b);

(4) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(5) with respect to any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of Section 4.06 of this First Supplemental Indenture; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to Section 4.06 of this First Supplemental Indenture shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(f) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Section 4.07 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days following the closing of the related Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any stock or assets of the kind referred to in clauses (5), (6) or (7) of Section 4.07(b) of this First Supplemental Indenture; and

(D) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), not to exceed 5% of the consolidated total assets of the Company and its Restricted Subsidiaries (measured at the time of the receipt of such Designated Non-cash Consideration).

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and any other Indebtedness that is secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(3) to repurchase, redeem or defease Existing Indebtedness which has a final maturity date (as in effect on the Issue Date) on or prior to January 15, 2016;

(4) to repay other Indebtedness of the Company (other than any Disqualified Stock or any Indebtedness that is contractually subordinated to the Notes), other than Indebtedness owed to a Restricted Subsidiary of the Company); provided that the Company shall equally and ratably repay the Notes as provided under Section 3.08 of this First Supplemental Indenture through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(5) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(6) to make a capital expenditure; or

(7) to acquire other assets that are used or useful in a Permitted Business,

or enter into a binding commitment regarding clauses (5), (6) or (7) above, provided that if such acquisition or expenditure in respect of such binding commitment is not consummated on or before the 180th day following the aforementioned 450 day period, and the Company or such Restricted Subsidiary shall not have otherwise applied an amount equal to such Net Proceeds pursuant to clause (1)-(7) of this Section 4.07(b) on or before such 180th day, such binding commitment shall be deemed not to have been a permitted application of Net Proceeds.

(c) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swap unless, in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company.

(d) Pending the final application of an amount equal to any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this First Supplemental Indenture.

(e) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.07(b) of this First Supplemental Indenture will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within five days thereof, the Company will make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this First Supplemental Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this First Supplemental Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.07 or Section 4.11 of this First Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under either such Section by virtue of such compliance.

Section 4.08 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate payments of consideration in excess of $25.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) in the event of any Affiliate Transaction or series of related Affiliate Transactions involving the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.08(a) of this First Supplemental Indenture:

(1) any agreement, arrangement or transaction with a current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries relating to compensation, perquisites or indemnities, including without limitation any employment agreement, employee benefit plan, officer or director indemnification agreement, consultant agreement or any similar arrangement, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5) Restricted Payments that do not violate the provisions of Section 4.04 of this First Supplemental Indenture or are permitted pursuant to the definition of Permitted Investments;

(6) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction and transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(7) loans or advances to, or Guarantees of Indebtedness of, employees, officers or directors made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate amount not in excess of $15.0 million with respect to all loans, advances or Guarantees made since the Issue Date;

(8) transaction or series of related transactions in which the Company or any Restricted Subsidiary delivered to the Trustee a letter issued by an accounting, appraisal or investment banking firm of national standing as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of related transactions from a financial point of view or that such transaction or series of related transactions are not materially less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this First Supplemental Indenture; provided that in the reasonable determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(10) payments by the Company and its Restricted Subsidiaries pursuant to tax sharing agreements among the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(11) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date).

Section 4.09 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this First Supplemental Indenture and the Notes and any Note Guarantee are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.10 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Guarantor; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Guarantors.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (a “Change of Control Payment”).

Within 30 days following any Change of Control, the Company will mail a notice to each Holder (the “Change of Control Offer”):

(1) describing the transaction or transactions that constitute the Change of Control; and offering to repurchase such Holder’s Notes at a purchase price equal to the Change of Control Payment; and

(2) stating the repurchase date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this First Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this First Supplemental Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(c) Notwithstanding anything to the contrary contained herein, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this First Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.08 of this First Supplemental Indenture unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.12 Future Subsidiary Guarantees.

The Company will not permit any of its current or future Domestic Subsidiaries (other than Receivables Subsidiaries), directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Ineligible Indebtedness of any other Person or otherwise provide direct credit support for any Ineligible Indebtedness of any other Person, or to incur any Ineligible Indebtedness as primary obligor, in each case, unless such Domestic Subsidiary within 60 days executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Domestic Subsidiary, which Guarantee will be senior to or pari passu with such Domestic Subsidiary’s Guarantee, pledge, credit support or Ineligible Indebtedness, as the case may be.

The Note Guarantee of a Guarantor will automatically and unconditionally be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.07 of this First Supplemental Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.07 of this First Supplemental Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this First Supplemental Indenture;

(4) upon the release or discharge of the Guarantee, pledge, credit support or Indebtedness that resulted in the creation of such Note Guarantee; or

(5) upon legal or covenant defeasance or satisfaction and discharge as provided in Article 7 or Article 9 of this First Supplemental Indenture.

Section 4.13 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.04 of this First Supplemental Indenture or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.04 of this First Supplemental Indenture or under one or more clauses of the definition of Permitted Investments. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this First Supplemental Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.06 of this First Supplemental Indenture, the Company will be in default of such Section.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.06 of this First Supplemental Indenture calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or the Company would have an Interest Coverage Ratio greater than the Interest Coverage Ratio for the Company immediately prior to such designation; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.14 Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1) the Notes are rated (i) Baa3 or better by Moody’s and BB+ or better by S&P or (ii) Ba1 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on such date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants contained in Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.12, 4.13, and 5.02(a)(4) of this First Supplemental Indenture will no longer be applicable to the Notes.

ARTICLE 5

SUCCESSORS

Section 5.01 Base Indenture

Section 9.1 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 9.1 in the Base Indenture shall instead be deemed to refer to Section 5.02 of this First Supplemental Indenture.

Section 5.02 Merger, Consolidation, or Sale of Assets.

(a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) the Company is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company under this First Supplemental Indenture and the Notes;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this First Supplemental Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 4.06(a) of this First Supplemental Indenture or (ii) have had an Interest Coverage Ratio equal to or greater than the Interest Coverage Ratio for the Company immediately prior to such transaction; and

(5) the Company or the surviving entity, as the case may be, delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, conveyance or other disposition and the supplemental indenture, if any, comply with this First Supplemental Indenture and the Base Indenture.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

(b) This Section 5.02 will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Base Indenture

Section 5.1 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 5.1 in the Base Indenture shall instead be deemed to refer to Section 6.02 and 6.03 of this First Supplemental Indenture.

Section 6.02 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 4.11 of this First Supplemental Indenture;

(4) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.02 of this First Supplemental Indenture for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements or covenants in this First Supplemental Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this First Supplemental Indenture, if that default:

(A) is caused by a failure to pay principal of on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7) failure by the Company or any of its Significant Subsidiaries to pay final judgments with respect to which no appeal may be or has been taken, entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) except as permitted by this First Supplemental Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) In the event of any Event of Default specified in clause (6) of Section 6.02(a) hereof, such Event of Default and all consequences thereof shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.03 Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.02(a) of this First Supplemental Indenture, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to this First Supplemental Indenture under any Credit Facility is outstanding, such acceleration will not be effective until the earlier of: (1) the acceleration of such Indebtedness under such Credit Facility; or (2) five Business Days after the giving of written notice of such acceleration to the Company and the administrative agent (or any other agent or representative) with respect to such Credit Facility.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and funds sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all reasonable advances made, by the Trustee except as a result of negligence or bad faith, shall have been deposited with the Trustee.

ARTICLE 7

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01 Base Indenture

Section 10.3 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 10.3 in the Base Indenture shall instead be deemed to refer to Section 7.05 of this First Supplemental Indenture.

Section 7.02 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 7.03 or 7.04 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 7.

Section 7.03 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.05 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 7.06 hereof and the other Sections of this First Supplemental Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this First Supplemental Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the clauses (1) to (4) of this Section 7.03(a) which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 7.06 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 of this First Supplemental Indenture;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 7 (excluding the provisions of this Article 7 with respect to Covenant Defeasance).

(b) Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.03 notwithstanding the prior exercise of its option under Section 7.04 hereof.

Section 7.04 Covenant Defeasance.

Upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.04, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.05 hereof, be released from each of their obligations under the covenants contained in Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.13 hereof and clause (4) of Section 5.02(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.05 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this First Supplemental Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.04, subject to the satisfaction of the conditions set forth in Section 7.05 hereof, Sections 6.02(a)(3) through 6.02(a)(8) hereof will not constitute Events of Default.

Section 7.05 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 7.02 or 7.04 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 7.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this First Supplemental Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 7.04 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this First Supplemental Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens in connection therewith);

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 7.06 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.07 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.06, the “Trustee”) pursuant to Section 7.05 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this First Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 7.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 7 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 7.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.05(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 7.07 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 7.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 7.03 or 7.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this First Supplemental Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 7.03 or 7.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.03 or 7.04 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01 Base Indenture.

Article 8 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Article 8 in the Base Indenture shall instead be deemed to refer to Article 8 of this First Supplemental Indenture.

Section 8.02 Without Consent of Holders.

Notwithstanding Section 8.03 of this First Supplemental Indenture, the Company, the Guarantors and the Trustee may amend or supplement this First Supplemental Indenture or the Notes or the Note Guarantees without the consent of any Holders:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder or surrender any right or power conferred upon the Company;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this First Supplemental Indenture under the Trust Indenture Act;

(6) to conform the text of this First Supplemental Indenture or the Notes to any provision of the “Description of Notes” section of the Company’s Prospectus Supplement dated December 6, 2007, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended (as evidenced by an Officer’s Certificate) to be a verbatim recitation of a provision of this First Supplemental Indenture, the Note Guarantees or the Notes;

(7) to provide for the issuance of additional notes of the same series in accordance with the limitations set forth in this First Supplemental Indenture as of the Issue Date; or

(8) to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this First Supplemental Indenture; or

(9) to provide a guarantee with respect to the Notes or to grant any Lien for the benefit of the Holders of the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 6.2 of the Base Indenture, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this First Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this First Supplemental Indenture or otherwise.

Section 8.03 With Consent of Holders.

Except as provided below in this Section 8.03, the Company and the Trustee may amend or supplement this First Supplemental Indenture and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 5.7 and 5.10 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this First Supplemental Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 6.2 of the Base Indenture, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this First Supplemental Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 8.03 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 8.03 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 5.7 and 5.10 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then Outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this First Supplemental Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 8.03 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.10, 4.07 and 4.11 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this First Supplemental Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.10, 4.07 or 4.11 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this First Supplemental Indenture, except in accordance with the terms of this First Supplemental Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Section 8.04 Compliance with Trust Indenture Act.

Every amendment or supplement to this First Supplemental Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 8.05 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 8.06 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 8.07 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 6.1 of the Base Indenture) will be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this First Supplemental Indenture.

ARTICLE 9

SATISFACTION AND DISCHARGE

Section 9.01 Base Indenture

Sections 10.1 and 10.2 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture as at the time supplemented and modified under the express terms of which series such Section is to be applicable; and, insofar as relating to the Notes, any reference to Section 10.1 or Section 10.3 in the Base Indenture shall instead be deemed to refer to Section 9.02 and 9.03, respectively, of this First Supplemental Indenture.

Section 9.02 Satisfaction and Discharge.

This First Supplemental Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this First Supplemental Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this First Supplemental Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this First Supplemental Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 9.02, the provisions of Sections 9.03 and 7.07 hereof will survive. In addition, nothing in this Section 9.02 will be deemed to discharge those provisions of Section 6.6 of the Base Indenture, that, by their terms, survive the satisfaction and discharge of this First Supplemental Indenture.

Section 9.03 Application of Trust Money.

Subject to the provisions of Section 7.07 hereof, all money deposited with the Trustee pursuant to Section 9.02 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this First Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 9.02 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this First Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act §318(c), the imposed duties will control.

Section 10.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Unisys Corporation

Unisys Way

Blue Pell, PA 19424

Facsimile No.: (215) 986-0622

Attention: Treasurer

With a copy to:

Unisys Corporation

Unisys Way

Blue Pell, PA 19424

Facsimile No.: (215) 986-0624

Attention: General Counsel

If to the Trustee:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Facsimile No.: (212)-525-1300

Attention: Corporate Trust & Loan Agency

the Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(a) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in Trust Indenture Act § 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 10.03 Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this First Supplemental Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act § 312(c).

Section 10.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this First Supplemental Indenture, the Note Guarantee for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 10.06 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 10.07 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.08 Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors. All agreements of each Guarantor in this First Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 10.09 Severability.

In case any provision in this First Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10.10 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 10.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of December 11, 2007

UNISYS CORPORATION

By:	/s/ Scott A. Battersby
Name:	Scott A. Battersby
Title:	Vice President and Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Herawattee Alli
Name:	Herawattee Alli
Title:	Assistant Vice President

EXHIBIT A

[FORM OF NOTE]

[Face of Note]

CUSIP/CINS

ISIN:

12.5% Senior Notes due 2016

No.	$

UNISYS CORPORATION

promises to pay to                                          or registered assigns,

the principal sum of                                                                                                        DOLLARS on January 15, 2016.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated:                     , 20

UNISYS CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION HSBC Bank USA, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory

[Back of Note]

12.5% Senior Notes due 2016

[Insert the following global note legend, if applicable:]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

INTEREST. Unisys Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 12.5% per annum from                      until maturity. The Company will pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be                     . Interest will be computed on the basis of a 360-day year of twelve 30-day months.

METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.7 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any. on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PAYING AGENT AND REGISTRAR. Initially, HSBC Bank USA, National Association, the Trustee under the First Supplemental Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

INDENTURE. The Company issued the Notes under an Indenture dated as of March 1, 2003, (the “Base Indenture”) between the Company and the Trustee, as supplemented by a First Supplemental Indenture, dated as of December 11, 2007 (the “First Supplemental Indenture”) (the Base Indenture as supplemented by the First Supplemental Indenture and any other supplemental indenture applicable to the Notes, the “Indenture.”) The terms of the Notes include those stated in the Base Indenture, the First Supplemental Indenture and those made a part of each thereof by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Base Indenture and the First Supplemental Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the First Supplemental Indenture, the provisions of the First Supplemental Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The First Supplemental Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

OPTIONAL REDEMPTION.

At any time prior to January 15, 2011, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the First Supplemental Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 112.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds from one or more Equity Offerings; provided that at least 50% in aggregate principal amount of the Notes originally issued under the First Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to January 15, 2012, the Company may on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date.

On or after January 15, 2012, the Company may on one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	106.250%
2013	103.125%
2014 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

MANDATORY REDEMPTION.

The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDER.

The First Supplemental Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding Senior Notes in accordance with the procedures set forth in the Indenture.

NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the First Supplemental Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the First Supplemental Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event or Default or compliance with any provision of the First Supplemental Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class.

Without the consent of any Holder of a Note, the First Supplemental Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the First Supplemental Indenture of any such Holder or surrender any right or power conferred upon the Company, to comply with the requirements of the SEC in order to effect or maintain the qualification of the First Supplemental Indenture under the Trust Indenture Act, to conform the text of the First Supplemental Indenture or the Notes to any provision of the “Description of Notes” section of the Company’s Prospectus Supplement dated December 6, 2007, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended (as evidenced by an Officer’s Certificate) to be a verbatim recitation of a provision of the First Supplemental Indenture, the Note Guarantees or the Notes; to provide for the issuance of additional notes of the same series in accordance with the limitations set forth in the First Supplemental Indenture as of the Issue Date, to provide for the appointment of a successor trustee (provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the First Supplemental Indenture); or to provide a guarantee with respect to the Notes or to grant any Lien for the benefit of the Holders of the Notes.

DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.11 of the First Supplemental Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.02 of the First Supplemental Indenture for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements or covenants in the First Supplemental Indenture; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the First Supplemental Indenture, if that default: (A) is caused by a failure to pay principal of on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness (a “Payment Default”); or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments with respect to which no appeal may be or has been taken, entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (viii) except as permitted by the First Supplemental Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; or (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the First Supplemental Indenture or the Notes except as provided in the First Supplemental Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the First Supplemental Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the First Supplemental Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the First Supplemental Indenture and/or the Base Indenture. Requests may be made to:

Unisys Corporation

Unisys Way

Blue Pell, PA 19424

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                              (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 or 4.11 of the First Supplemental Indenture, check the appropriate box below:

☐  Section 4.07                    ☐  Section 4.11

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.07 or Section 4.11 of the First Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note, or exchanges of a part of another Global Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                             , 200    , among                              (the “Guaranteeing Subsidiary”), a subsidiary of Unisys Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the First Supplemental Indenture referred to herein) and HSBC Bank USA, National Association, as trustee under the First Supplemental Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 2003 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of December 11, 2007 (the Indenture, as supplemented by the First Supplemental Indenture and any other supplemental indenture applicable to the Notes, the “Indenture”), providing for the issuance of 12.5% Senior Notes due 2016 (the “Notes”);

WHEREAS, the First Supplemental Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the First Supplemental Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 8.02 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the First Supplemental Indenture including but not limited to Article 9 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the First Supplemental Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

B-1

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

B-2